UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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METHODE ELECTRONICS, INC.

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 15, 2016

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that the annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 15, 2016 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, 60706 for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 29, 2017;

3.	To provide advisory approval of Methode’s named executive officer compensation; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” advisory approval of Methode’s named executive officer compensation.

Our Board of Directors has fixed the close of business on July 18, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

We are furnishing materials for our annual meeting on the Internet. You may vote your shares in person by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please vote on the matters to be considered. Thank you for your interest and cooperation.

By Order of the Board of Directors,

Walter J. Aspatore
Chairman
Chicago, Illinois
July 27, 2016

METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
September 15, 2016

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode” or the “Company”) for use at our annual meeting of shareholders to be held on Thursday, September 15, 2016 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, 60706 and at any adjournment or postponement of the annual meeting. On July 27, 2016, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet or request a paper copy of the proxy materials.

At the annual meeting, we will ask our shareholders to (i) elect our Board of Directors, (ii) ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for fiscal 2017, (iii) provide advisory approval of Methode’s named executive officer compensation, and (iv) consider and vote upon any other business which properly comes before the annual meeting.

The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director, “FOR” the ratification of Ernst & Young as our independent registered public accounting firm, and “FOR” advisory approval of Methode’s named executive officer compensation.

You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered.

Record Date; Shares Outstanding

Our Board of Directors has fixed the close of business on July 18, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 36,926,433 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

In deciding all questions, assuming a quorum is present, a holder of Methode’s common stock is entitled to one vote, in person or by proxy, for each share held in such holder’s name on the record date. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee lacks discretionary power to vote such shares.

With respect to the election of directors, shareholders may vote (a) “for”; (b) “against”; or (c) to “abstain” from voting for each nominee. The election of our Board of Directors requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote. With respect to the proposals to ratify the selection of Ernst & Young as our independent registered public accounting firm and provide advisory approval of our executive compensation, shareholders may vote (1) “for”; (2) “against”; or (3) to “abstain” from voting on each matter and each such matter requires approval by a majority of the shares of common stock represented at the meeting and entitled to vote. Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of any matter. Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.” Consequently, abstentions have the effect of voting against these matters, while broker non-votes have no effect as to voting for or against any such matter.

Under New York Stock Exchange rules, the proposal to ratify the selection of Ernst & Young is considered a routine item. Therefore, brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions to the broker. In contrast, all other proposals set forth in this proxy statement are considered non-routine items, and brokers who have not received voting instructions from their clients may not vote on these proposals.

All properly executed and timely delivered proxies will be voted in accordance with the instructions provided. Unless contrary instructions are indicated, proxies will be voted “FOR” each of Methode’s nominees for director, “FOR” the ratification of the selection of Ernst & Young, and “FOR” advisory approval of Methode’s named executive officer compensation. The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If any other matter is properly presented, it is the intention of the persons named in the proxy to vote in accordance with their best judgment.

Voting Procedures

It is important that your shares be represented at the annual meeting. You may vote your shares in person, by attending our annual meeting, or by proxy. To vote by proxy, you may vote using the Internet, by toll-free telephone number or, if you request and receive a paper copy of the proxy card by mail, by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided. Information regarding voting by using the Internet or by telephone is contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by mail are contained on the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet. You may revoke your proxy as described below.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention: Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The proxy is being solicited on behalf of Methode. We will bear the entire cost of this solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to serve as our proxy solicitor in connection with the annual meeting. Innisfree may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Innisfree a fee of $20,000, plus reasonable expenses.

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In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

Householding of Annual Meeting Materials

We are sending only one copy of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, mailed to you or you would like to opt out of this practice for future mailings, you may do so at any time by contacting us at: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Corporate Secretary.

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CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our shareholders.

Director Independence

Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Our Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our Board for fiscal 2016. On June 16, 2016, our Board, upon the recommendation of the Nominating and Governance Committee, appointed Martha Goldberg Aronson to the Compensation Committee and the Technology Committee.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2016
Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore Stephen F. Gates Isabelle C. Goossen Paul G. Shelton	● ● ● ● ● ● ●	Oversees accounting and financial reporting and audits of financial statements.
Monitors performance of internal audit function and our system of internal control.
Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.
Monitors compliance with legal and regulatory requirements pertaining to financial statements.
Reviews our press releases and certain SEC filings.
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and reviews the process by which risk assessment and risk management is undertaken.
			If applicable, reviews related party transactions and potential conflict of interest situations.	8
Compensation	Isabelle C. Goossen (Chair) Darren M. Dawson Stephen F. Gates Christopher J. Hornung Paul G. Shelton	● ● ● ● ●	Oversees our executive compensation policies and plans. Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers. Approves grants under our stock and bonus plans. Makes decisions regarding the retention, compensation and termination of any compensation consultants, and monitors their independence. Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.	8
Nominating and Governance	Christopher J. Hornung (Chair) Walter J. Aspatore Warren L. Batts Stephen F. Gates Lawrence B. Skatoff	● ● ● ● ● ● ●	Recommends director candidates for election to our Board at the annual meeting or to fill vacancies. Recommends Board committee assignments. Recommends compensation and benefits for directors. Reviews our Corporate Governance Guidelines. Conducts an annual assessment of Board and committee performance. Reviews our risk management policies and practices. Reviews succession planning for our Chief Executive Officer.	4
Technology	Darren M. Dawson (Chair) Walter J. Aspatore Warren L. Batts Christopher J. Hornung	● ●	Reviews with management our technology assets and future needs. Reviews technology research and development activities and possible acquisitions of technology.	4

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If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider Methode’s rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.

During the 2016 fiscal year, our Board of Directors held fifteen meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and shareholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the Board, which are available on our website at www.methode.com or in print upon any shareholder’s request. Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Board Leadership Structure, Evaluations, Risk Oversight and Compensation Policy Risks

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our shareholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, the directors send their completed evaluations directly to outside legal counsel. Legal counsel compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.

Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s market, competition and financial risks, as well as risks associated with Methode’s operations, employees and political risks encountered by Methode throughout the globe. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s cyber-security practices and policies. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. Our Nominating and Governance Committee reviews and evaluates Methode’s policies and practices with respect to risk management and risk assessment in areas such as business operations, human resources, international operations, intellectual property and information technology. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees. The Board of Directors also receives reports directly from officers responsible for assessing and managing particular risks within Methode.

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We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our Board. The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our Board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement Board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and may, in its discretion, consult with the other members of our Board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement in connection with the previous year’s annual meeting. The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2017 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by March 29, 2017. The written notice must include:

●	the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;

●	the number of shares of our common stock that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706. Information regarding the requirements to nominate a director at our 2017 Annual Meeting are set forth below under “Other Information -- Shareholder Proposals and Director Nominations.”

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Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All of our directors serving at such time attended the 2015 annual meeting. We anticipate that all of our directors will attend the 2016 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

Stock Ownership Guidelines

Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our shareholders. We maintain stock ownership guidelines for our directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors. The requirements are subject to a five year phase-in period. All of our directors were in compliance with our stock guidelines for fiscal 2016.

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DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended April 30, 2016, our non-employee directors received an annual cash retainer of $44,000 and an attendance fee of $1,000 per committee meeting and for each board meeting other than the regularly scheduled quarterly meetings. In addition, in September 2015, the Compensation Committee, upon the recommendation of the Nominating and Governance Committee, granted each non-employee director serving at such time a stock award for 3,000 shares of common stock. Our Chairman of the Board and the Chair of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $30,000; Chair of each of the Audit Committee and the Compensation Committee, $24,000; and Chair of each of the Nominating and Governance Committee and the Technology Committee, $12,000. In addition, members of our Audit Committee and Compensation Committee (other than the Chair) received an additional annual retainer of $10,000. Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year. Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation — Nonqualified Deferred Compensation,” below.

The following table sets forth certain information regarding compensation earned by our non-employee directors during the fiscal year ended April 30, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Walter J. Aspatore	111,000	98,250	209,250
Warren L. Batts	70,500	98,250	168,750
Darren M. Dawson	86,500	98,250	184,750
Stephen F. Gates	96,500	98,250	194,750
Martha Goldberg Aronson (2)	—	—	—
Isabelle C. Goossen	107,000	98,250	202,250
Christopher J. Hornung	92,000	98,250	190,250
Paul G. Shelton	90,000	98,250	188,250
Lawrence B. Skatoff	91,000	98,250	189,250

(1)	The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). Details of the assumptions used in valuing these awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016.
(2)	Ms. Goldberg Aronson was elected to the Board on April 19, 2016 and did not earn any compensation during the fiscal year ended April 30, 2016.

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SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known by Methode to be the beneficial owners of more than 5% of Methode’s common stock as of July 18, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc. (1) 55 East 52nd Street New York, New York 10055	3,538,210	9.3
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,824,402	7.4
The Bank of New York Mellon Corporation (3) 225 Liberty Street New York, New York 10286	2,388,049	6.3

(1)	Information is based on a Schedule 13G/A filed with the SEC on January 26, 2016. In the Schedule 13G/A, BlackRock, Inc. reported that, as of December 31, 2015, it had sole voting power with respect to 3,456,742 shares and sole dispositive power with respect to 3,538,210 shares.
(2)	Information is based on a Schedule 13G/A filed with the SEC on February 10, 2016. In the Schedule 13G/A, The Vanguard Group reported that, as of December 31, 2015, it had sole voting power with respect to 83,909 shares, shared voting power with respect to 3,000 shares, sole dispositive power with respect to 2,739,393 shares and shared dispositive power with respect to 85,009 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,009 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,900 shares of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.
(3)	Information is based on a Schedule 13G filed with the SEC on January 26, 2016. In the Schedule 13G, The Bank of New York Mellon Corporation reported that, as of December 31, 2015, it had sole voting power with respect to 2,331,218 shares, sole dispositive power with respect to 2,332,349 shares and shared dispositive power with respect to 55,700 shares. The Schedule 13G reported that all of the shares are beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various fiduciary capacities (including as an investment adviser or a broker or dealer).

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 18, 2016 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%)
Walter J. Aspatore	24,000	(2)	*
Warren L. Batts	73,000		*
Darren M. Dawson	16,000		*
Donald W. Duda	746,658	(3)	2.0
Stephen F. Gates	26,860		*
Martha Goldberg Aronson	3,000		*
Isabelle C. Goossen	44,000		*
Christopher J. Hornung	134,850		*
Paul G. Shelton	61,000		*
Lawrence B. Skatoff	42,850	(4)	*
Timothy R. Glandon	85,109	(5)	*
Joseph E. Khoury	244,600	(6)	*
Theodore P. Kill	215,830	(7)	*
Douglas A. Koman	290,436	(8)	*
All current directors and executive officers as a group (14 individuals)	2,140,953	(9)	5.8

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*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 15,000 shares held jointly with Mr. Aspatore’s wife.
(3)	Includes 119,552 shares held jointly with Mr. Duda’s wife, options to purchase 53,334 shares of common stock exercisable within 60 days, 1,960 shares of common stock held in our 401(k) Plan, 201,812 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 100,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 270,000 shares of performance-based restricted stock subject to forfeiture.
(4)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(5)	Includes 38,030 shares held jointly with Mr. Glandon’s wife, options to purchase 16,000 shares of common stock exercisable within 60 days, 1,079 shares of common stock held in our 401(k) Plan and 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Glandon in the event of termination from Methode under any circumstance.
(6)	Includes options to purchase 16,000 shares of common stock exercisable within 60 days, 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance and 135,000 shares of performance-based restricted stock subject to forfeiture.
(7)	Includes 34,830 shares held jointly with Mr. Kill’s wife, options to purchase 16,000 shares of common stock exercisable within 60 days, 30,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Kill in the event of termination from Methode under any circumstance and 135,000 shares of performance-based restricted stock subject to forfeiture.
(8)	Includes 93,714 shares held jointly with Mr. Koman’s wife, options to purchase 31,999 shares of common stock exercisable within 60 days, 34,723 shares of common stock held in our 401(k) Plan, 40,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Koman in the event of termination from Methode under any circumstance and 90,000 shares of performance-based restricted stock subject to forfeiture.
(9)	Includes 301,126 shares held jointly, 42,850 shares held in trust with voting and investment power shared with a spouse, options to purchase 133,333 shares of common stock exercisable within 60 days, 37,762 shares of common stock held in our 401(k) Plan, 431,812 shares of vested restricted stock units and 630,000 shares of performance-based restricted stock subject to forfeiture.

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PROPOSAL ONE
ELECTION OF DIRECTORS

A Board of ten directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any of these nominees is not a candidate for election at the annual meeting, an event which our Board of Directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our Board of Directors by our Nominating and Governance Committee and nominated by our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore,
Chairman Chairman Emeritus,
Amherst Partners, LLC
Director since 2008
Age 73

Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Mr. Aspatore has served as Chairman of our Board since September, 2012. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company. Mr. Aspatore’s consulting experience and service at various consulting, manufacturing and technology businesses has resulted in continued contributions to the Board.

Warren L. Batts
Retired Chairman and Chief Executive Officer,
Tupperware Corporation
Director since 2001
Age 83

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. Mr. Batts is also the retired Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996. Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998. Mr. Batts has served in the following key leadership positions: Chairman of the Board, Cook County Health & Hospital System; Life Director and Chairman, Lurie Children’s Hospital; Life Trustee, Art Institute of Chicago; Chairman, School of the Art Institute of Chicago; Life Trustee, Northwestern University; Director and Chairman, the National Association of Manufacturers; and Director, National Association of Corporate Directors. Mr. Batts served as Chairman of our Board from 2004 to 2012. Mr. Batts has used his corporate governance expertise, significant leadership experience and vast business knowledge to make contributions while on the Board.

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Dr. Darren M. Dawson
Leroy C. and Aileen H. Paslay Dean,
College of Engineering,
Kansas State University
Director since 2004
Age 53

Dr. Dawson has served as the Dean of the College of Engineering of Kansas State University since July 1, 2014. Prior thereto, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he held various professor positions since 1990. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000. Dr. Dawson’s academic and technical background has provided the basis for continued contributions to the Board’s operations and deliberations.

Donald W. Duda
Chief Executive Officer and President,
Methode Electronics, Inc.
Director since 2001
Age 61

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998. Mr. Duda continues to use his executive background and unique understanding of Methode to contribute to the Board.

Stephen F. Gates
Special Counsel,
Mayer Brown LLP
Director since 2010
Age 70

Mr. Gates has served as Special Counsel at Mayer Brown LLP, a global law firm, since 2008. From 2003 through 2007, Mr. Gates served as Senior Vice President and General Counsel of ConocoPhillips, a large energy company and refiner. From 2002 through 2003, Mr. Gates was a Partner at Mayer Brown LLP, and from 2000 through 2002, Mr. Gates served as Senior Vice President and General Counsel of FMC Corporation, a diversified chemicals company. Mr. Gates’ legal background and corporate governance expertise have led to unique contributions to the Board.

Martha Goldberg Aronson
Former Executive Vice President and President of Global Healthcare
Ecolab, Inc.
Director since April 2016
Age 48

Ms. Goldberg Aronson served from 2012 to 2015 as Executive Vice President and President, Global Healthcare, at Ecolab, Inc., a specialty chemical company. From 2010 to 2012, Ms. Goldberg Aronson was President, North America at Hill-Rom Holdings, Inc., a global medical technology company. Prior to Hill-Rom, Ms. Goldberg Aronson spent 18 years at Medtronic, Inc., a medical technology provider, most recently serving as Senior Vice President and Chief Talent Officer. Ms. Goldberg Aronson is currently a member of the Board of Directors of Conmed Corporation, Hutchinson Technology, Inc. and the Guthrie Theater. Based on her extensive leadership experience and experience in the global health care markets, Ms. Goldberg Aronson is expected to provide valuable insights to the Board.

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Isabelle C. Goossen
Vice President and Chief Financial Officer,
Chicago Symphony Orchestra Association
Director since 2004
Age 64

Ms. Goossen has served as the Chief Financial Officer for the Chicago Symphony Orchestra Association since March, 2011. Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999. Ms. Goossen also serves as a director of Columbian Mutual Life Insurance, a New York domestic life insurance company, and its subsidiary Columbian Life Insurance Company, an Illinois domestic life insurance company. Ms. Goossen has used her financial expertise and management background to make continued contributions to the Board.

Christopher J. Hornung, Vice Chairman
Co-Founder,
Sturbridge Capital
Director since 2004
Age 64

Mr. Hornung co-founded Sturbridge Capital, an investment fund, in January 2011, and has served as Chairman of Doskocil Manufacturing Company Inc., doing business as Petmate, a producer and distributor of pet products, since January 1, 2014. Prior thereto, Mr. Hornung served as Chief Executive Officer of Next Testing, Inc., a provider of comprehensive, sport-specific athletic testing programs, from January 2007 to November 2013. From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company. Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle. Mr. Hornung is a recipient of the Ernst & Young Entrepreneur of the Year Award and serves on an advisory board of the University of Wisconsin School of Business. His executive and entrepreneurial experience as well as his expertise regarding international sourcing and distribution has resulted in continued contributions to the Board.

Paul G. Shelton
Retired Vice President and Chief Financial Officer,
FleetPride, Inc.
Director since 2004
Age 66

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1994 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton serves on two private company boards and was a former member of the board of directors of AMCOL International Corporation and four private companies. Mr. Shelton has used his executive, financial and board experience to contribute to the operations and deliberations of the Board.

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Lawrence B. Skatoff
Retired Executive Vice President and Chief Financial Officer,
BorgWarner Inc.
Director since 2004
Age 76

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals. Mr. Skatoff’s executive experience and financial background has led to continued contributions to the Board.

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PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending April 29, 2017, subject to ratification of the selection by our shareholders. Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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proposal THREE
advisorY APPROVAL OF METHODE’S executive compensation

Section 14A of the Securities Exchange Act of 1934 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As described under “Executive Compensation – Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our shareholders and reward performance.

The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making decisions concerning executive compensation.

Shareholders may vote for or against the following resolution, or may abstain from voting. The affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote is required to approve the proposed resolution.

We ask our shareholders to approve the following resolution:

“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”

Our Board of Directors recommends a vote “FOR” the approval of the FOREGOING RESOLUTION.

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AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Mr. Skatoff, Ms. Goossen and Mr. Shelton as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 30, 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees - Public Company Accounting Oversight Board.

In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2016 filed with the SEC.

AUDIT COMMITTEE
Lawrence B. Skatoff, Chairman
Walter J. Aspatore
Stephen F. Gates
Isabelle C. Goossen
Paul G. Shelton

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Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended April 30, 2016. Fees paid to Ernst & Young for services performed during the 2016 and 2015 fiscal years were as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$1,960,702	$1,823,909
Tax Fees (2)	$52,039	$42,161
All Other Fees	—	—
Total	$2,012,741	$1,866,070

(1)	Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.
(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.

Pre-Approval Policy

Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by Ernst & Young and shall not engage Ernst & Young to perform non-audit services proscribed by law or regulation. In fiscal 2016, 100% of audit and non-audit services were approved by the Audit Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2016. For fiscal 2016, our named executive officers included Donald Duda, Chief Executive Officer; Douglas Koman, Chief Financial Officer; Joseph E. Khoury, Senior Vice President; Theodore P. Kill, Vice President, Worldwide Sales; and Timothy Glandon, Vice President. Mr. Koman retired as our Chief Executive Officer as of July 25, 2016.

Executive Summary

Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our shareholders, and appropriately reward our executives for performance against annual and multi-year objectives. The Company’s fiscal 2016 revenue, income from operations and net income were the second highest in our Company’s history.

Following the completion of the five-year, long-term incentive program which concluded as of the end of fiscal 2015 (the “Fiscal 2011 LTI Program”), the Compensation Committee adopted a new five-year, long-term incentive program in October 2015 (the “Fiscal 2016 LTI Program”). A key consideration of the Compensation Committee in developing the Fiscal 2016 LTI Program was the success of the Fiscal 2011 LTI Program. During the five-year period of the Fiscal 2011 LTI Program, revenues grew at an annualized rate of 18.5%, which supported annualized pre-tax profit growth and diluted earnings per share growth of 73.0% and 47.5%, respectively. In addition, we realized strong annualized total shareholder return of 34.0% during the period. During this period, our industry-leading performance reflected the introduction of numerous new products and technologies, the benefits of selective licensing and other business arrangements, the expansion of lower-cost manufacturing facilities and further vertical integration. The Fiscal 2016 LTI Program is intended to continue creating value for our shareholders using a long-term program that aligns pay with performance and includes a strong retention feature.

The Fiscal 2016 LTI Program consists of a mix of 60% performance-based restricted stock awards (“RSAs”), at target performance, and 40% time-based restricted stock units (“RSUs”). The Compensation Committee expects the Fiscal 2016 LTI Program to cover all long-term incentive grants to the participants through the end of fiscal 2020 (i.e., five fiscal years). The number of RSAs earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020. The EBITDA performance goals under the Fiscal 2016 LTI Program were designed to align with the Company’s targeted annual growth rate for EBITDA of 9% to 10% for the period. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2018. See “Fiscal 2016 Long-Term Incentive Program” below for additional information regarding this program.

In addition to our Fiscal 2016 LTI Program, the fiscal 2016 compensation program for our named executive officers included a base salary and performance-based annual bonus as described below.

●	The Compensation Committee considered fiscal 2016 salaries for our named executive officers. The Compensation Committee discussed retention issues, reviewed advice from its compensation consultant regarding market practices and considered Mr. Duda’s recommendations (for officers other than himself). The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, and the Company’s performance. The Compensation Committee decided to increase Mr. Duda’s and Mr. Koman’s salary by 3.0%, to increase Mr. Khoury’s salary by 7.0% and to increase Mr. Kill’s salary by 5.0%. The Compensation Committee decided to maintain Mr. Glandon’s salary at the same level for fiscal 2016 as fiscal 2015.

●	The Compensation Committee made fiscal 2016 annual performance-based cash bonus awards. For Messrs. Duda, Koman and Khoury, 70% of the annual performance-based cash bonus continued to be based on a pre-tax income measure (as adjusted for acquisitions and related expenses and divestitures and related gains/losses and expenses) and 30% was based on sales objectives and/or individual objectives. For Mr. Kill, the pre-tax income measure represents 30% of the annual performance-based cash bonus with 70% tied to sales objectives. The maximum amount payable with respect to the pre-tax income measure was set at 200% of the amount payable at the target level of performance in order to align the award with competitive practice among the peer group.

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Our executive compensation program contains the following components and features that are designed to align the interests of our named executive officers and shareholders.

●	No excessive post-termination benefits: Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they generally have employment or severance agreements (other than in connection with a change of control).

●	No “single trigger” change of control benefits: We maintain “double-trigger” change of control agreements, and the executives are only entitled to a severance payment if an executive is terminated without cause or an executive terminates for good reason subsequent to a change of control. In addition, awards under our Fiscal 2016 LTI Program do not automatically vest upon a change in control.

●	No excise tax gross ups: We do not provide for gross-up payments for excise taxes our executive officers may incur in connection with a change of control.

●	Robust performance-based incentives: In general, a significant amount of each of our named executive officer’s compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. Consistent with our pay-for-performance philosophy, approximately 49.6% of our Chief Executive Officer’s fiscal 2016 compensation is composed of performance-based compensation, consisting of one-fifth of the grant date fair value of the fiscal 2016 performance-based RSAs (at target performance), and the annual performance-based cash bonus.

●	Disclosure of performance measures: We disclose the performance measures for the RSAs awarded pursuant to the Fiscal 2016 LTI Program and our fiscal 2016 performance-based annual bonuses in this Compensation Discussion and Analysis.

●	Equity compensation best practices: Our 2014 Omnibus Incentive Plan contains certain restrictions that reflect sound corporate governance principles, including the following:

−	dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the underlying awards vest; and
−	awards to employees are subject to the following minimum vesting requirements: (i) stock options, performance-based restricted stock, restricted stock units or performance units − at least one year; and (ii) time-based restricted stock, restricted stock units or performance units − at least three years, with no more frequent than ratable vesting over the vesting period. The minimum vesting requirements are not applicable in the event vesting is accelerated under certain circumstances such as death or disability, and the plan provides for an exception to the minimum vesting requirement for up to ten percent (10%) of the number of shares authorized for issuance under the plan.

●	Use of an independent compensation consultant: The Compensation Committee directly engages an independent compensation consultant to review the competitiveness and effectiveness of our executive compensation program.

●	Executive officer stock ownership requirements: We require all of our executive officers to hold substantial amounts of our common stock. Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary. In addition, shares of common stock underlying the RSUs awarded under the Fiscal 2011 LTI Program and the Fiscal 2016 LTI Program will not be delivered to the executive until the earlier of the executive’s termination of employment or a change of control of Methode.

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●	Incentive “clawback” policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.

●	Policy prohibiting hedging or pledging our stock: Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

As noted above, a significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet performance targets. The following charts illustrate the components of fiscal 2016 compensation for our Chief Executive Officer and for our other named executive officers.*

Chief Executive Officer

Other Named Executive Officers

*We have included one-fifth of the grant date fair value of the performance-based RSAs (at target performance) and RSUs as reflected in the Alternative Summary Compensation Table on page 33 as a component of fiscal 2016 compensation.

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We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program.

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:

●	Provide executives with a competitive pay arrangement.

●	Link short-term cash incentive pay to achievement of company objectives for pre-tax income and new sales, and in certain cases, individual objectives.

●	Link long-term equity incentives to achievement of EBITDA objectives, as adjusted for certain acquisitions and divestitures.

●	Align executive interests with shareholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process

Our Overall Process. Our Compensation Committee is comprised entirely of independent directors and meets as often as necessary to perform its duties. In fiscal 2016, our Compensation Committee met 8 times. Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer.

Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation. Our Compensation Committee also annually reviews company performance relative to peers and survey data.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.

Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FWC”) has provided independent executive compensation consulting services to the Compensation Committee. FWC is retained by and reports to the Compensation Committee. During fiscal 2016, FWC provided the following services:

●	participated in the design of the Company’s executive compensation program and assisted the Compensation Committee in evaluating the linkage between pay and performance;

●	assisted the Compensation Committee in developing a compensation peer group to be used for evaluating compensation decisions;

●	provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;

●	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;

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●	reviewed and advised the Compensation Committee with respect to the Fiscal 2016 LTI Program; and

●	reviewed and advised the Committee regarding regulatory, governance, disclosure and other technical matters.

The Compensation Committee reviewed information provided by FWC addressing the independence of FWC and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FWC and its representatives involved in the engagement did not raise any conflict of interest and that FWC and such representatives are independent from the Company’s management.

Consideration of 2015 Say-on-Pay Vote Results. At our 2015 annual meeting, our shareholders approved our fiscal 2015 executive compensation, with approximately 98% of voted shares cast in favor of the say-on-pay resolution. Our Compensation Committee considered the results of the 2015 say-on-pay vote along with other factors when making executive compensation decisions.

Market Benchmarking and Positioning of Fiscal 2016 Executive Compensation

We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2016, FWC was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program.

After considering the advice of FWC, the Compensation Committee adopted a new peer group to be used in executive compensation benchmarking for fiscal 2016 pay decisions. The peer group was changed in light of the Company’s significant growth over the prior two years. Based on the advice of FWC, the Compensation Committee approved using the fiscal 2015 peer group for fiscal 2016, subject to a few modifications. One former peer company, Measurement Specialties, was eliminated since it had been acquired and another former peer company, Powell Industries, was eliminated since it no longer satisfied the Compensation Committee’s criteria for the peer group as summarized below. Two new peer companies, OSI Systems and TTM Technologies, were added which satisfy the relevant criteria.

The peer group used for benchmarking purposes in fiscal 2016 was selected using the following criteria:

●	Size as measured by revenue – we generally targeted companies with revenue not less than half nor more than two times our annual revenue.

●	Size as measured by market capitalization – we generally targeted companies with market capitalization not less than one-third nor more than three times our market capitalization.

●	Similar-type businesses – we generally targeted companies that are multinational and engage in businesses with similar technology, products and markets.

For compensation decisions affecting fiscal 2016 compensation, the peer group included the following companies:

CTS Corporation	IPG Photonics Corporation	Rogers Corporation
Dorman Products, Inc.	Littelfuse, Inc.	Standard Motor Products, Inc.
Drew Industries, Incorporated	MTS Systems Corporation	Stoneridge, Inc.
Franklin Electric Company, Inc.	OSI Systems, Inc.	TTM Technologies, Inc.
Gentherm Incorporated	Remy International, Inc.	Universal Electronics Inc.

In benchmarking our compensation program for fiscal 2016, the Compensation Committee reviewed information compiled by FWC from the following third-party executive pay surveys: (i) 2014 Mercer Executive Benchmark; (ii) 2014 Hewitt Total Compensation Management; (iii) 2014 Towers Watson U.S. Compensation Data Bank; and (iv) 2014 Towers Watson Top Management.

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As a general policy, we targeted fiscal 2016 executive officer total direct compensation (salary, annual cash bonus and long-term incentive compensation) and each component thereof in the 50th to 75th percentile range of competitive practice, which aligned with the Company’s relative positioning in terms of revenues, net income and market capitalization versus its peer group. In making benchmarking determinations for fiscal 2016 compensation, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In addition, in valuing the fiscal 2016 RSA and RSU awards, the Compensation Committee assumed each executive would achieve the target level of performance under the RSAs and included one-fifth of the grant date fair value of these shares in these comparative calculations since the Fiscal 2016 LTI Program is intended to cover all long-term incentive grants to the participants through fiscal 2020.

In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance and experience of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure and industry conditions. These and other factors may affect whether one or more of the compensation components for any of our executive officers falls outside of the benchmark range. In addition, the total direct compensation, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.

Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets.

Components of Fiscal 2016 Compensation

Salary. Our Compensation Committee establishes salaries on an annual basis, taking into account the guideline benchmark target, levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices. In setting fiscal 2016 salary levels, the Compensation Committee reviewed advice from FWC regarding market practices and considered Mr. Duda’s recommendations for officers other than himself.

After deliberation, the Compensation Committee decided to increase Mr. Duda’s and Mr. Koman’s salary by 3.0%, to increase Mr. Khoury’s salary by 7.0% and to increase Mr. Kill’s salary by 5.0%. The Compensation Committee decided to maintain Mr. Glandon’s salary at the same level for fiscal 2016 as fiscal 2015.

Annual Performance-Based Bonuses. In July 2015, our Compensation Committee established fiscal 2016 annual performance-based cash bonus opportunities for certain of our executive officers after considering the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FWC regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2016 operating budget, Methode’s strategic plan, product development matters and general economic conditions. The Compensation Committee determined that 70% of the annual performance-based cash bonus for Messrs. Duda, Koman and Khoury would continue to be based on a pre-tax income measure (as adjusted for acquisitions and related expenses and divestitures and related gains/losses and expenses) and 30% based on sales objectives and/or individual objectives. For Mr. Kill, the pre-tax income measure represents 30% of the annual performance-based cash bonus and 70% is tied to sales objectives. The maximum amount payable with respect to the pre-tax income measure was set at 200% of the amount payable at the target level of performance in order to align the award with competitive practice among the peer group. After considering Mr. Glandon’s transition to a new role within the Company, the Compensation Committee decided not to award him an annual performance-based bonus for fiscal 2016.

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Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2016 performance, including the maximum bonus, the relevant performance measures and the bonus paid.

Executive	Maximum Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$1,147,500	(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of between $107.69 million (threshold), $113.36. million (target) and $131.05 million (maximum). $236,250, $472,500 and $945,000 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $110.89 million. (2) Achieve $60.0 million in certain new business average annual sales with a minimum established pre-tax margin ($202,500 payable). The Company achieved average annual sales of $74.6 million for such new business.	$572,102

Douglas A. Koman	$410,258	(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of between $107.69 million (threshold), $113.36 million (target) and $131.05 million (maximum). $84,465, $168,930 and $337,860 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $110.89 million.

(2)   Investigate and, if efficient, implement a tax refund program in the European operations ($48,265 payable). Mr. Koman completed this item.

		(3) Identify certain savings opportunities for corporate expenses resulting in additional pre-tax income of at least $1.00 million. ($24,133 payable). Mr. Koman completed this item.	$204,539

Joseph E. Khoury	$369,315	(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of between $107.69 million (threshold), $113.36. million (target) and $131.05 million (maximum). $76,036, $152,071 and $304,142 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $110.89 million. (2) Achieve $60.0 million in certain new business average annual sales with a minimum established pre-tax margin ($65,173 payable). The Company achieved average annual sales of $74.6 million for such new business.	$184,127

Theodore P. Kill	$265,765	(1) Achieve consolidated pre-tax income (as adjusted for business acquisitions or dispositions) of between $107.69 million (threshold), $113.36. million (target) and $131.05 million (maximum). $30,665, $61,330 and $122,660 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income of $110.89 million. (2) Achieve $60.0 million in certain new business average annual sales with a minimum established pre-tax margin ($143,105 payable). The Company achieved average annual sales of $74.6 million for such new business.	$191,079

*	Payouts are interpolated for performance falling between established performance objectives.

Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, professional association dues and provision for an annual physical exam.

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Change of Control Arrangements. We have entered into change of control agreements with all of our named executive officers, other than Mr. Khoury, that provide certain benefits upon termination in connection with a change of control event. As a Lebanese resident, Mr. Khoury is entitled certain payments in the event of his termination under the Lebanese Labor Laws. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of Methode and our shareholders. Our executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby the executives are only entitled to a severance payment if an executive is terminated without cause or an executive terminates for good reason subsequent to a change of control. Our change of control provisions for the named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”

Fiscal 2016 Long-Term Incentive Program

During fiscal 2016, our Compensation Committee adopted a five-year, long-term incentive program consisting of a mix of 60% performance-based RSAs, at target performance, and 40% time-based RSUs (the “Fiscal 2016 LTI Program”). The number of RSAs earned will vary based on performance relative to established goals for threshold, target and maximum performance. Performance will be based on the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments, including adjustments for certain acquisitions and divestitures completed during the five-year performance period. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2018. The Compensation Committee intends for the Fiscal 2016 LTI Program to cover all long-term incentive grants to the participants through fiscal 2020.

A key consideration of the Compensation Committee in developing the Fiscal 2016 LTI Program was the success of the prior five-year, long-term incentive program which concluded as of the end of fiscal 2015 (the “Fiscal 2011 LTI Program”). The Fiscal 2011 LTI Program included performance-based RSAs, performance-based tandem cash awards, RSUs and stock options. During the five-year period of the Fiscal 2011 LTI Program, revenues grew at an annualized rate of 18.5%, which supported annualized pre-tax profit growth and diluted earnings per share growth of 73.0% and 47.5%, respectively. In addition, we realized strong annualized total shareholder return of 34.0% during the period. During this period, our industry-leading performance reflected the introduction of numerous new products and technologies, the benefits of selective licensing and other business arrangements, the expansion of lower-cost manufacturing facilities and further vertical integration The Compensation Committee concluded that the Fiscal 2011 LTI Program succeeded in focusing our executive officers on growing the Company and appropriately rewarded our executive officers for creating value for our shareholders.

The Compensation Committee intends for the Fiscal 2016 LTI Program to continue creating value for our shareholders using a long-term program that aligns pay with performance and includes a strong retention feature. In structuring the Fiscal 2016 LTI Program, the Compensation Committee considered the advice of FWC, its independent executive compensation consultant, regarding market practices, award mix and size, possible performance criteria and alternative program structures. The Compensation Committee also considered Mr. Duda’s recommendations for officers other than himself.

The Compensation Committee considered multiple approaches for the Fiscal 2016 LTI program, including the use of annual grants and alternative performance periods. After careful review, the Compensation Committee determined that the five-year program is appropriate after considering the success of the Fiscal 2011 LTI Program discussed above, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee believes the five-year term will focus our executive officers on the Company’s long-term objectives and retain our top executive talent over the period.

The Fiscal 2016 LTI Program is comprised entirely of equity awards in order to directly align the interests of our executive officers with those of our shareholders. The Compensation Committee believes that the award mix of 60% performance-based RSAs, at target performance, and 40% time-vested RSUs supports the Company’s operating performance and retention objectives, respectively. Unlike the Fiscal 2011 LTI Program, stock options and performance-based tandem cash awards are not components of the Fiscal 2016 LTI Program, in part due to accounting considerations, including the high costs of stock options relative to historical grants. Instead, the Compensation Committee elected to place greater emphasis on the performance-based RSAs, which are subject to forfeiture if the performance goals are not met.

The Compensation Committee applied adjusted EBITDA as the RSA performance metric because it is one of the primary operating metrics tracked by the Company and its shareholders. The adjusted EBITDA performance goals set forth below align with the Company’s targeted 9% to 10% annual growth rate for EBITDA for the period. The adjustments to EBITDA for acquisitions and divestitures are designed to mitigate unintended windfalls to management for transactions and also to safeguard management from unintended penalties for shareholder-friendly transactions that negatively impact the fiscal 2020 performance results.

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In general, the Compensation Committee targeted the Fiscal 2016 LTI Program awards in the 50th to 75th percentile range of competitive practice, which aligned with the Company’s relative positioning in terms of revenues, net income and market capitalization versus its peer group. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the grant date fair value of these shares in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive, historical compensation levels and tenure.

The table below sets forth the number of target RSAs and RSUs awarded to Messrs. Duda, Koman, Khoury and Kill. The Compensation Committee decided not to make an award to Mr. Glandon at this time due to his transition to a new role within the Company. The awards to Messrs. Duda, Koman and Khoury were made in October 2015 and the awards to Mr. Kill were made in April 2016.

	Number of Shares
Executive	Target RSAs*	RSUs
Donald W. Duda	180,000	120,000
Douglas A. Koman	60,000	40,000
Joseph E. Khoury	90,000	60,000
Theodore P. Kill	90,000	60,000

  * The number of shares earned will depend on performance and may be up to 150% of this number.

Performance-Based RSAs. The number of RSAs earned will vary based on performance relative to established goals for threshold performance, target performance and maximum performance. The executive will not earn any shares if threshold performance is not met. Performance will be based on the Company’s EBITDA for fiscal 2020, subject to certain adjustments, including adjustments for acquisitions and divestitures. The performance measures and corresponding percentages of the target shares earned are set forth below.

Performance Measure	Fiscal 2020 Adjusted EBITDA	Percentage of Target RSAs Earned*
Threshold Performance	$198.9 million	50%
Target Performance	$221.0 million	100%
Maximum Performance	$243.1 million	150%

 * Payouts are interpolated for performance falling between established performance measures.

Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executive will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.

In the event of an executive’s death or disability, he will earn all of the Target Shares. In the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of shares based on the number of months during the 60-month performance period that have elapsed prior to retirement and Methode’s fiscal 2020 adjusted EBITDA. In the event of a change of control in which the successor company does not assume the RSAs, the executive will earn a prorated number of the Target Shares based on the number of months during the 60-month performance period that have elapsed prior to the change of control. If the successor company assumes the RSAs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Messrs. Khoury and Kill), then the executive will earn a prorated number of the Target Shares based on the number of months during the 60-month performance period that have elapsed prior to termination of employment. The Compensation Committee believes these provisions regarding the treatment of the RSAs in the event of death, disability, retirement or a change of control reflect fair and reasonable treatment under these scenarios based on current governance best practices and competitive standards.

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Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2018, 30% at the end of fiscal 2019, and 40% vesting at the end of fiscal 2020. Following vesting, the delivery of the stock underlying the RSUs will be deferred until the earlier of the executive’s termination of employment or a change of control. Dividend equivalents will not be paid on the RSUs until the units have vested. Following vesting and until the delivery of the underlying common stock, each executive will be entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.

In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months during the 60-month vesting period that have elapsed prior to retirement. In the event of a change of control in which the successor company does not assume the RSUs, all unvested RSUs will become immediately and fully vested. If the successor company assumes the RSUs and, if the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Messrs. Khoury and Kill), then all unvested RSUs will become immediately and fully vested. The Compensation Committee believes these provisions regarding the treatment of the RSUs in the event of death, disability, retirement or a change of control reflect fair and reasonable treatment under these scenarios based on current governance best practices and competitive standards.

Significant Policies and Procedures

Stock Ownership Policy. Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of our shareholders. After considering the importance of stock ownership, our Compensation Committee maintains stock ownership guidelines for our executive officers. The amount of stock required to be owned increases with the level of responsibility. The requirements are subject to a phase-in period in the event of a new hire or a promotion. Our Chief Executive Officer is expected to own stock with a value at least equal to six (6) times his base salary and our Chief Financial Officer is expected to own stock with a value at least equal to three (3) times his base salary. All other executive officers are expected to own stock with a value at least equal to two (2) times their base salary. Vested RSAs and all RSUs are included in the calculation of stock ownership for purposes of these guidelines. The value of each executive officer’s common stock holdings is determined as of the end of each fiscal year based on the average daily closing price of Methode’s common stock for such fiscal year. All of our named executive officers were in compliance with our stock ownership guidelines for fiscal 2016.

Insider Trading Policy. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Policy With Respect to Deductibility of Compensation. Section 162(m) of the Code generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements. While it is the general intention of our Compensation Committee to maximize deductibility, our Compensation Committee seeks to make decisions that are in the best interest of Methode and its shareholders, even if those decisions do not result in full deductibility under Section 162(m). Our Compensation Committee and Mr. Duda have worked together to diminish the amount of non-deductible compensation paid to Mr. Duda.

Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years.

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Isabelle C. Goossen, Chair
Darren M. Dawson
Stephen F. Gates
Christopher J. Hornung
Paul G. Shelton

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the six fiscal years ended April 30, 2016.

Name and Principal Position	Fiscal Year (1)	Salary ($)(2)	Bonus (3)	Stock Awards ($) (4)				Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (11)	Total ($)
				RSAs		RSUs			Tandem Cash (9)	Annual Bonus (10)
Donald W. Duda President and Chief Executive Officer	2016	695,588	—	6,080,400	(5)	4,053,600	(6)	—	—	572,102	311,114	11,712,805
	2015	675,000	115,000	—		—		599,600	3,487,200	1,147,500	429,130	6,453,430
	2014	664,538	—	—		—		335,600	—	880,200	265,433	2,145,771
	2013	560,168	—	—		—		165,200	—	168,050	102,303	995,721
	2012	560,168	—	—		—		170,800	—	188,000	89,401	1,008,369
	2011	560,168	—	1,940,000	(7)	970,000	(8)	207,600	—	376,000	244,117	4,297,885
Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance (12)	2016	365,855	—	2,026,800	(5)	1,351,200	(6)	—	—	204,539	223,893	4,172,287
	2015	355,000	90,000	—		—		239,840	1,394,880	362,165	148,817	2,590,702
	2014	331,250	—	—		—		134,240	—	289,575	27,570	782,635
	2013	275,975	—	—		—		66,080	—	92,170	24,057	458,281
	2012	266,000	—	—		—		68,320	—	75,622	26,268	436,210
	2011	266,000	—	776,000	(7)	388,000	(8)	83,040	—	157,000	28,663	1,698,703
Joseph E. Khoury Senior Vice President (13)	2016	359,600	—	3,040,200	(5)	2,026,800	(6)	—	—	184,127	90,221	5,700,948
	2015	352,324	65,000	—		—		179,880	1,046,160	401,676	107,330	2,152,370
	2014	309,787	—	—		—		100,680	—	267,300	107,330	785,097
	2013	233,301	—	—		—		49,560	—	44,285	16,911	344,057
	2012	240,075	—	—		—		51,240	—	56,000	9,114	356,430
	2011	226,389	—	582,000	(7)	291,000	(8)	62,280	—	56,000	12,368	1,230,038
Theodore P. Kill, Vice President, Worldwide Sales	2016	310,034	—	2,704,500	(5)	1,803,000	(6)	—	—	191,079	113,866	5,122,478
	2015	295,000	65,000	—		—		179,880	1,046,160	230,100	123,880	1,940,020
	2014	275,192	—	—		—		100,680	—	186,300	26,876	589,048
	2013	229,134	—	—		—		49,560	—	97,461	27,866	404,021
	2012	221,000	—	—		—		51,240	—	78,400	26,252	376,892
	2011	221,000	—	582,000	(7)	291,000	(8)	62,280	—	134,400	32,219	1,322,899
Timothy R. Glandon Vice President	2016	295,000	—	—		—		—	—	—	103,952	398,952
	2015	295,000	50,000	—		—		179,880	1,046,160	272,580	119,063	1,962,683
	2014	275,192	—	—		—		100,680	—	240,570	25,663	642,105
	2013	259,725	—	—		—		49,560	—	52,040	23,192	384,516
	2012	250,312	—	—		—		51,240	—	72,500	21,376	395,428
	2011	250,312	—	582,000	(7)	291,000	(8)	62,280	—	87,000	27,849	1,300,441

(1)	Compensation information for fiscal years 2011 through 2013 is included in order to provide information regarding the performance-based RSAs and time-based RSU’s awarded under our five-year long-term incentive program launched in fiscal 2011 and to conform to the periods presented in the Alternative Summary Compensation Table presented on page 33 of this proxy statement.
(2)	The salary for fiscal 2014 reflects a period of 53 weeks.
(3)	Reflects discretionary cash bonuses awarded in early fiscal 2015 by the Compensation Committee in light of the Company’s strong fiscal 2014 performance.
(4)	Reflects the fair value at the date of grant. The value is calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the fiscal 2016 awards are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016. Details of the assumptions used in valuing the fiscal 2011 awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011.
(5)	These performance-based RSAs are eligible for vesting based on fiscal 2020 EBITDA relative to established goals for threshold, target and maximum performance. At the time of the grants, we deemed achievement of target performance probable, and therefore the grant date fair values reflected above were calculated on that basis. If, instead, the RSA amounts had been calculated assuming the Company would achieve maximum performance, the grant date fair values for these RSAs would have been as follows: Mr. Duda, $9,120,600; Mr. Koman, $3,040,200; Mr. Khoury, $4,560,300; and Mr. Kill, $4,056,750.
(6)	These RSUs are subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020. The RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.
(7)	These performance-based RSAs were eligible for vesting based on fiscal 2015 internal enterprise value relative to established goals for threshold and target performance. At the time of the grants, we deemed achievement of target performance probable, and therefore the grant date fair values reflected above were calculated on that basis.
(8)	These RSUs were eligible to vest 20% each year on the last day of Methode’s fiscal year from fiscal 2011 through fiscal 2015. The vested RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.
(9)	Reflects amounts paid under the performance-based Tandem Cash Awards under the fiscal 2011 five-year long-term incentive program.
(10)	Amounts reflect annual performance-based cash bonuses.

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(11)	Amounts included in All Other Compensation reflect the following for fiscal 2016:

Executive	Vested RSU Dividend Equivalents ($)	Vested RSA Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Membership/ Club Dues ($)	Executive Physical ($)	Gift Card ($)
Mr. Duda	117,000	290,000	7,950	3,564	9,600	0	0	0
Mr. Koman	14,400	116,000	7,950	3,048	9,600	845	0	50
Mr. Khoury	10,800	87,000	0	0	0	0	3,221	0
Mr. Kill	10,800	87,000	7,950	2,091	12,000	1,085	3,690	50
Mr. Glandon	10,800	87,000	7,950	552	8,400	0	0	50

(12)	Mr. Koman retired as our Chief Executive Officer and Vice President, Corporate Finance as of July 25, 2016.
(13)	Mr. Khoury is a Lebanese resident. From May 1, 2010 to December 31, 2014, we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate for the periods (1.3048, 1.3469, 1.2860, 1.3660 and 1.3311 Euros to the U.S. Dollar in the fiscal 2015 period and fiscal 2014, 2013, 2012 and 2011, respectively).

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 30, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Donald W. Duda	10/7/2015	—	—	—	90,000	180,000	270,000	120,000	10,134,000
	7/7/2015	236,250	675,000	1,147,500	—	—	—	—	—
Douglas A. Koman	10/7/2015	—	—	—	30,000	60,000	90,000	40,000	3,378,000
	7/7/2015	84,465	241,328	410,258	—	—	—	—	—
Joseph E. Khoury	10/7/2015	—	—	—	45,000	90,000	135,000	60,000	5,067,000
	7/7/2015	76,036	217,244	369,315	—	—	—	—	—
Theodore P. Kill	4/20/2106	—	—	—	45,000	90,000	135,000	60,000	4,507,500
	9/16/2015	30,665	204,503	265,833	—	—	—	—	—
Timothy R. Glandon	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)	Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”). The executive officers’ bonus amounts are based on achieving certain performance measures. For purposes of this table, for any award components that include only one level of performance, we have included such amount in each of the threshold, target and maximum columns. Amounts earned in fiscal 2016 by the executive officers under this award are reported in “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Details regarding these awards, including the relevant performance measures, are set forth in “Compensation Discussion and Analysis.”
(2)	Reflects restricted stock awards granted pursuant to the 2014 Plan which are eligible for vesting based on the achievement of certain financial targets for fiscal 2020 EBITDA. The unvested restricted stock awards are not entitled to payment of dividends, provided that at the time the shares vest, the executive is entitled to a payment based on the dividends declared during the restricted period and the number of shares earned.
(3)	Reflects restricted stock units granted pursuant to the 2014 Plan. These restricted stock units are subject to a five-year vesting period, with 30% vesting on each of April 28, 2018 and April 27, 2019 and 40% vesting on May 2, 2020, provided that the named executive officer remains a Methode employee. The unvested restricted stock units are not entitled to payment of dividends until they vest. The restricted stock units are not eligible to be converted into common stock until a change in control or the executive officer leaves Methode.
(4)	Amounts represent the fair value as of the date of grant calculated in accordance with ASC 718. Details of the assumptions used in valuing these options are set forth in Note 4 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016.

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Alternative Summary Compensation Table

As discussed in “Compensation Discussion and Analysis-Fiscal 2016 Long-Term Incentive Program,” in fiscal 2016, our Compensation Committee adopted a five-year, long-term equity incentive program consisting of a mix of 60% performance-based RSAs, at target performance, and 40% time-based RSUs (the “Fiscal 2016 LTI Program”). The number of RSAs earned will vary based on performance relative to established goals for threshold, target and maximum performance. Performance will be based on the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments for acquisitions and divestitures completed during the five-year performance period. The RSUs are subject to a five-year vesting period based on continued service with no RSUs vesting prior to the end of fiscal 2018. The Compensation Committee intends for the Fiscal 2016 LTI Program to cover all long-term incentive grants to the participants through fiscal 2020.

A key consideration of the Compensation Committee in developing the Fiscal 2016 LTI Program was the success of the prior five-year, long-term incentive program adopted in fiscal 2011 (the “Fiscal 2011 LTI Program”). The Fiscal 2011 LTI Program included performance-based RSAs, performance-based tandem cash awards, RSUs and stock options. The vesting of the performance-based RSAs and tandem cash awards were based on the achievement of internal enterprise value hurdles at the end of fiscal 2015. The time-based RSUs vested annually through fiscal 2015. Stock options were granted annually from fiscal 2011 through fiscal 2015.

Under the SEC’s proxy statement disclosure rules, the grant date fair value of the number of RSAs eligible for vesting at the target level of performance and the total number of RSUs awarded under the Fiscal 2016 LTI Program has been reported in the Summary Compensation Table above in fiscal 2016. Similarly, the grant date fair value of the total number of RSAs and RSUs awarded under the Fiscal 2011 LTI Program has been reported in the Summary Compensation Table above in fiscal 2011. The amounts earned pursuant to the performance-based tandem cash awards under the Fiscal 2011 LTI Program have been reported in the Summary Compensation Table above in fiscal 2015.

The Company is presenting the following Alternative Summary Compensation Table in order to illustrate how the Compensation Committee views annualized total compensation in light of the Fiscal 2016 and Fiscal 2011 LTI Programs. The Compensation Committee believes that due to the front loaded nature of the RSA and RSU awards under the programs and the reporting of the tandem cash award values in fiscal 2015, the compensation amounts disclosed in the Summary Compensation Table overstate compensation attributable to fiscals 2011, 2015, and 2016 and understate compensation attributable to fiscals 2012, 2013 and 2014.

The values in this table differ from the values disclosed in the Summary Compensation Table on page 30 of this proxy statement in that the value of the RSAs and the RSUs have been annualized equally over the respective five-year LTI program period. In addition, the amounts earned under the tandem cash awards and reported entirely as fiscal 2015 compensation in the Summary Compensation Table have been annualized equally over fiscal 2011 through fiscal 2015. In both the Summary Compensation Table and the Alternative Summary Compensation Table, the values for the RSA and RSU awards reflect grant date fair values calculated in accordance with the applicable accounting rules. The Alternative Summary Compensation Table below has been revised as described and does not comply with SEC rules for the Summary Compensation Table. Shareholders should not view this alternative table as a substitute for the Summary Compensation Table on page 30 and should review this Alternative Summary Compensation Table together with the Summary Compensation Table and other compensation tables contained herein that have been prepared in accordance with SEC rules.

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Alternative Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Annualized Value of Stock Awards (3)				Option Awards (4)	Non-Equity Incentive Plan Compensation		All Other Compensation (11)	Total
				RSAs		RSUs			Annualized Value of Tandem Cash (9)	Annual Bonus (10)
Donald W. Duda President and Chief Executive Officer	2016	695,598	—	1,216,080	(5)	810,720	(6)	—	—	572,102	311,114	3,605,614
	2015	675,000	115,000	388,000	(7)	194,000	(8)	599,600	697,440	1,147,500	429,130	4,245,670
	2014	664,538	—	388,000	(7)	194,000	(8)	335,600	697,440	880,200	265,433	3,425,211
	2013	560,168	—	388,000	(7)	194,000	(8)	165,200	697,440	168,050	102,303	2,275,061
	2012	560,168	—	388,000	(7)	194,000	(8)	170,800	697,440	188,000	89,401	2,287,809
	2011	560,168	—	388,000	(7)	194,000	(8)	207,600	697,440	376,000	244,117	2,667,325
Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance (12)	2016	365,855	—	405,360	(5)	270,240	(6)	—	—	204,539	223,893	1,469,887
	2015	355,000	90,000	155,200	(7)	77,600	(8)	239,840	278,976	362,165	148,817	1,707,598
	2014	331,250	—	155,200	(7)	77,600	(8)	134,240	278,976	289,575	27,570	1,294,411
	2013	275,975	—	155,200	(7)	77,600	(8)	66,080	278,976	92,170	24,057	970,058
	2012	266,000	—	155,200	(7)	77,600	(8)	68,320	278,976	75,622	26,268	947,986
	2011	266,000	—	155,200	(7)	77,600	(8)	83,040	278,976	157,000	28,663	1,046,479
Joseph E. Khoury Senior Vice President (13)	2016	359,600	—	608,040	(5)	405,360	(6)	—	—	184,127	90,221	1,647,348
	2015	352,324	65,000	116,400	(7)	58,200	(8)	179,880	209,232	401,676	107,330	1,490,042
	2014	309,787	—	116,400	(7)	58,200	(8)	100,680	209,232	267,300	107,330	1,084,434
	2013	233,301	—	116,400	(7)	58,200	(8)	49,560	209,232	44,285	16,911	727,889
	2012	240,075	—	116,400	(7)	58,200	(8)	51,240	209,232	56,000	9,114	740,261
	2011	226,389	—	116,400	(7)	58,200	(8)	62,280	209,232	56,000	12,368	740,869
Theodore P. Kill Vice President, Worldwide Sales	2016	310,034	—	540,900	(5)	360,600	(6)	—	—	191,079	113,866	1,516,479
	2015	295,000	65,000	116,400	(7)	58,200	(8)	179,880	209,232	230,100	123,880	1,277,692
	2014	275,192	—	116,400	(7)	58,200	(8)	100,680	209,232	186,300	26,876	972,880
	2013	229,134	—	116,400	(7)	58,200	(8)	49,560	209,232	97,461	27,866	787,853
	2012	221,000	—	116,400	(7)	58,200	(8)	51,240	209,232	78,400	26,252	760,724
	2011	221,000	—	116,400	(7)	58,200	(8)	62,280	209,232	134,400	32,219	833,731
Timothy R. Glandon Vice President	2016	295,000	—	—		—		—	—	—	103,952	398,952
	2015	295,000	50,000	116,400	(7)	58,200	(8)	179,880	209,232	272,580	119,063	1,300,355
	2014	275,192	—	116,400	(7)	58,200	(8)	100,680	209,232	240,570	25,663	1,025,937
	2013	259,725	—	116,400	(7)	58,200	(8)	49,560	209,232	52,040	23,192	768,349
	2012	250,312	—	116,400	(7)	58,200	(8)	51,240	209,232	72,500	21,376	779,260
	2011	250,312	—	116,400	(7)	58,200	(8)	62,280	209,232	87,000	27,849	811,273

(1)	The salary for fiscal 2014 reflects a period of 53 weeks.
(2)	Reflects discretionary cash bonuses awarded in early fiscal 2015 by the Compensation Committee in light of the Company’s strong fiscal 2014 performance.
(3)	Reflects the annualized fair value at the date of grant. See footnotes (4), (5), (6), (7) and (8) of the Summary Compensation Table for additional information.
(4)	Reflects the fair value at the date of grant. See footnote (4) to the Summary Compensation Table for additional information.
(5)	These performance-based RSAs are eligible for vesting based on fiscal 2020 EBITDA relative to established goals for threshold, target and maximum performance. The grant date fair values reflected above were calculated assuming the achievement of the target level of performance.
(6)	These RSUs are subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020. The RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.
(7)	These performance-based RSAs were eligible for vesting based on fiscal 2015 internal enterprise value relative to established goals for threshold and target performance.
(8)	These RSUs were eligible to vest 20% each year on the last day of Methode’s fiscal year from fiscal 2011 through fiscal 2015. The vested RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode.
(9)	Reflects the annualized amounts paid under the performance-based Tandem Cash Awards under the fiscal 2011 five-year long-term incentive program.
(10)	Amounts reflect annual performance-based cash bonuses.
(11)	See footnote (11) of the Summary Compensation Table for information regarding the amounts included in All Other Compensation.
(12)	Mr. Koman retired as Chief Financial Officer and Vice President, Corporate Finance as of July 25, 2016.
(13)	Mr. Khoury is a Lebanese resident. From May 1, 2010 to December 31, 2014, we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Alternative Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars. See footnote (13) of the Summary Compensation Table for information regarding the exchange rates.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 1, 2016.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Share of Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(5)
Donald W. Duda	13,333	0		8.64	7/2/2022	120,000	3,567,600	270,000	8,027,100
	13,333	13,333	(2)	17.27	7/1/2023
	13,334	26,667	(3)	37.01	7/7/2024
Douglas A. Koman	5,333	0		10.70	7/12/2021	40,000	1,189,200	90,000	2,675,700
	5,333	0		8.64	7/2/2022
	10,667	5,333	(2)	17.27	7/1/2023
	5,333	10,667	(3)	37.01	7/7/2024
Joseph E. Khoury	4,000	0		8.64	7/2/2022	60,000	1,783,800	135,000	4,013,550
	8,000	4,000	(2)	17.27	7/1/2023
	4,000	8,000	(3)	37.01	7/7/2024
Theodore P. Kill	4,000	0		8.64	7/2/2022	60,000	1,783,800	135,000	4,013,550
	4,000	4,000	(2)	17.27	7/1/2023
	4,000	8,000	(3)	37.01	7/7/2024
Timothy R. Glandon	4,000	0		8.64	7/2/2022	—	—	—	—
	4,000	4,000	(2)	17.27	7/1/2023
	4,000	8,000	(3)	37.01	7/7/2024

(1)	One-third of these options vest on each of the first, second and third anniversaries of the grant date.
(2)	These options were granted July 1, 2013.
(3)	These options were granted July 7, 2014.
(4)	These RSUs are subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2018, 30% vesting at the end of fiscal 2019 and 40% vesting at the end of fiscal 2020.
(5)	Calculated based on the closing price of the Company’s common stock on April 29, 2016 of 29.73 per share.
(6)	These performance-based restricted stock awards are eligible for vesting based on the achievement of certain financial targets for fiscal 2020 EBITDA.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options in fiscal 2016 and none of our named executive officers hold restricted stock or restricted units that vested during fiscal 2016.

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Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2016.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	0	0	22	0	30,981
Douglas A. Koman	141,430	0	(35,974)	0	1,319,355
Joseph E. Khoury	0	0	0	0	0
Theodore P. Kill	111,148	0	(17,048)	0	1,030,069
Timothy R. Glandon	272,580	0	(10,425)	0	484,991

(1)	All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.
(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their Tandem Cash Award, if applicable, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.

In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2016.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

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Potential Payments Upon Termination or a Change of Control

In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements, our stock plans and certain other benefit plans.

The following table summarizes payments payable to our named executive officers upon a change in control or the executive’s death, disability or qualified retirement under our outstanding equity and cash bonus awards:

Termination Scenario
Type of Award	Change in Control	Death or Disability	Qualified Retirement (1)
Annual Performance-Based Cash Bonus	If the successor company does not assume the award, or if the successor company assumes the award and the executive is terminated without cause or resigns for good reason prior to payment, the executive will be entitled to the bonus payable assuming achievement of the target level of performance.	Entitled to the bonus payable assuming achievement of the target level of performance.	Eligible to earn a prorated bonus based on the number of months elapsed since the start of the fiscal year and the actual performance achieved as of the end of such fiscal year.
Restricted Stock Units	If the successor company does not assume the RSUs, or if the successor company assumes the RSUs and the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Messrs. Khoury and Kill), all unvested RSUs will become immediately and fully vested.	All unvested RSUs will become immediately and fully vested.	A prorated number of RSUs will vest based on the months elapsed since May 3, 2015.
Restricted Stock Awards

If the successor company does not assume the RSAs, or if the successor company assumes the RSAs and the executive is terminated without cause or resigns for good reason within a period of time after the transaction (two years for Messrs. Duda and Koman and one year for Messrs. Khoury and Kill), the executive will earn a prorated number of the RSAs eligible for vesting assuming the achievement of the target level of performance based on the number of months elapsed since May 3, 2015.

In either case, the executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

The number of RSAs eligible for vesting assuming the achievement of the target level of performance will become immediately and fully vested.

The executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

Eligible to earn a prorated number of shares based on the number of months elapsed since May 3, 2015 and Methode’s fiscal 2020 adjusted EBITDA.

The executive is also entitled to a payment based on the dividends declared during the restricted period and the number of shares vested.

Stock Options	Immediate vesting of outstanding option awards.	Immediate vesting of all outstanding option awards.	Immediate vesting of all outstanding option awards.

(1)	An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent.

Messrs. Duda, Koman, Kill and Glandon are parties to a change of control agreement with the Company. Mr. Khoury is not a party to a change of control agreement. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his employment for good reason, the executive is entitled to the following:

●	a lump sum payment in an amount equal to three times (two times in the case of Messrs. Kill and Glandon) the executive’s annual salary;

36

●	a lump sum payment equal to three times (two times in the case of Messrs. Kill and Glandon) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year; and

●	continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Kill and Glandon) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

The following table shows the potential payments payable to our named executive officers upon termination or a change of control of Methode. As a Lebanese resident, Mr. Khoury is entitled certain payments under the Lebanese Labor Laws. The amounts shown assume that such termination was effective as of April 29, 2016 (the last trading day of our 2016 fiscal year), and reflect the price of our common stock on such date ($29.73) and reflects awards outstanding and unvested on such date. The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, payment of accrued base salary and accrued bonuses and, in the case of Mr. Khoury, payments under the Lebanese Labor Laws. In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units. For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which acceleration is subject to the discretion of our Compensation Committee.

Name	Termination Scenario (on 4/29/16)	Salary and Bonus Severance ($)	Payment of Annual Performance- Based Bonus ($)	Vesting of Option Awards ($)	Vesting of RSUs ($)	Vesting of RSAs ($)(1)	Health and Welfare Benefits ($) (2)
Donald W. Duda	Upon Change of Control (3)	—	675,000	166,129	3,567,600	5,400,000	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control (4)	4,110,750	—	—	—	—	73,097
	Death or Disability	—	675,000	166,129	3,567,600	5,400,000	—
	Qualified Retirement	—	675,000	166,129	713,520	1,135,080	—
Douglas A. Koman	Upon Change of Control (3)	—	241,328	66,449	1,189,200	1,800,000	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control (4)	1,798,950	—	—	—	—	67,756
	Death or Disability	—	241,328	66,449	1,189,200	1,800,000	—
	Qualified Retirement	—	241,328	66,449	237,840	378,360	—
Joseph E. Khoury	Upon Change of Control (3)	—	217,244	49,840	1,783,800	2,700,000	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control (5)	—	—	—	—	—	—
	Death or Disability	—	217,244	49,840	1,783,800	2,700,000	—
	Qualified Retirement	—	217,244	49,840	356,760	567,540	—
Theodore P. Kill	Upon Change of Control (3)	—	204,435	49,840	1,783,800	2,700,000	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control (4)	1,028,370	—	—	—	—	15,923
	Death or Disability	—	204,435	49,840	1,783,800	2,700,000	—
	Qualified Retirement	—	204,435	49,840	356,760	567,540	—
Timothy R. Glandon	Upon Change of Control (3)	—	—	49,840	—	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control (4)	590,000	—	—	—	—	48,731
	Death, Disability	—	—	49,840	—	—	—
	Qualified Retirement	—	—	49,840	—	—	—

(1)	For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs. Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 29, 2016, multiplied by the number of RSAs vested
(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(3)	Includes amounts payable where the successor company assumed an award and then terminated an executive without cause or the executive resigned with good reason.
(4)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”

37

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2016, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Availability of Annual Report

Methode is providing its Annual Report to shareholders who receive this proxy statement. Methode will provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement, the Annual Report and Methode’s Annual Report on Form 10-K for the fiscal year ended April 30, 2016 are available, without charge, upon written request to Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting our website at www.methode.com.

Shareholder Proposals and Director Nominations

If you wish to submit a shareholder proposal for inclusion in our proxy materials for our 2017 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 29, 2017. Your proposal must be in writing and must comply with the proxy rules of the SEC.

Our advance notice by-law provisions require that any shareholder proposal or director nomination to be presented from the floor of our 2017 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 15, 2017 (the first anniversary of the preceding year’s annual meeting). If the date of our 2017 Annual Meeting is more than 30 days before or more than 60 days after September 15, 2017, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting. Any shareholder proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting. In addition, in order to present a shareholder proposal or nominate a director at our 2017 Annual Meeting, the shareholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Shareholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our Board of Directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Walter J. Aspatore
Chairman

Chicago, Illinois
July 27, 2016

38

METHODE ELECTRONICS, INC. 7401 WEST WILSON AVENUE CHICAGO, IL 60706-4548	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain

1a.	Walter J. Aspatore	☐	☐	☐
						For	Against	Abstain
1b.	Warren L. Batts	☐	☐	☐	1 i. Paul G. Shelton	☐	☐	☐

1c.	Darren M. Dawson	☐	☐	☐	1 j. Lawrence B. Skatoff	☐	☐	☐

1d.	Donald W. Duda	☐	☐	☐	The Board of Directors recommends you vote
					FOR proposals 2 and 3.	For	Against	Abstain
1e.	Stephen F. Gates	☐	☐	☐	2 The ratification of the Audit Committee's	☐	☐	☐
selection of Ernst & Young LLP to serve as
1f.	Martha Goldberg Aronson	☐	☐	☐	our independent registered public accounting
firm for the fiscal year ending April 29, 2017.
1g.	Isabelle C. Goossen	☐	☐	☐	3 The advisory approval of Methode's named	☐	☐	☐
executive officer compensation.
1h.	Christopher J. Hornung	☐	☐	☐	NOTE: Such other business as may properly come
before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

0000296311_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Shareholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 15, 2016 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois 60706, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side

0000296311_2     R1.0.1.25